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                                                                EXHIBIT 10.20



[METRA
 BIOSYSTEMS LOGO]

                      INTERNATIONAL DISTRIBUTOR AGREEMENT

     This International Distributor Agreement (the "Agreement") is entered into in Palo Alto, California, as of April 8, 1993, between METRA BIOSYSTEMS, INC., a corporation organized under the laws of California, United States of America, with principal offices at 3181 Porter Drive, Palo Alto, California 94304, United States of America, ("Manufacturer") and Amersham K.K., an organization organized under the laws of Japan with offices at Tokyo Toyama Kaikan, 1-3, Kakusan 5-Chome, Bunkyo-ku, Tokyo 112, Japan ("Distributor").

     In consideration of the mutual promises contained herein, the parties agree as follows:

     1.   DEFINITIONS

         (a) "Products" shall mean those products listed in EXHIBIT A attached hereto to be distributed solely for research purposes. Metra Biosystems may appoint other parties to develop and commercialize products for clinical use. Products may be changed, abandoned or added by Manufacturer, at Manufacturer's sole discretion, provided that Manufacturer gives ninety (90) days' prior written notice to Distributor. Manufacturer shall be under no obligation to continue the production of any Product, except as provided herein.

         (b) "Territory" shall mean that geographic area identified in EXHIBIT B attached hereto.

     2.   APPOINTMENT AND AUTHORITY OF DISTRIBUTOR

         (a) APPOINTMENT. Subject to the terms and conditions set forth herein, Manufacturer hereby appoints Distributor as Manufacturer's distributor for the Products in the Territory, and Distributor hereby accepts such appointment. For so long as Distributor is performing in compliance with this Agreement, Manufacturer shall not appoint any other distributor with responsibility for sale of the Products in the Territory.

         (b) TERRITORIAL RESPONSIBILITY. Distributor shall not promote the Products outside the Territory or establish a facility for purposes relating to the Products outside the Territory. Distributor shall forward to Manufacturer all unsolicited inquiries relating to the Products from customers or potential customers outside the Territory.

         (c) OTHER DISTRIBUTORS. In the event that Manufacturer receives requests for information relating to, or purchase orders for, the Products from customers or potential customers within the Territory, Manufacturer shall forward such requests or orders to Distributor. Notwithstanding the above, nothing in this

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Agreement shall prevent Manufacturer's other distributors from selling
Products in the Territory, so long as such sales are not solicited in the Territory. In the event that Distributor becomes aware that other distributors of Manufacturer are selling Products in the Territory, and provides Manufacturer written notice thereof, Manufacturer will use Manufacturer's commercially reasonable efforts to limit such sales of Products.

         (d) CONFLICT OF INTEREST. Distributor warrants to Manufacturer that Distributor does not currently represent or promote any lines or products that compete with the Products. During the term of this Agreement, Distributor shall not, without Manufacturer's prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that, in Manufacturer's judgment, compete with the Products covered by this Agreement.

         (e) INDEPENDENT CONTRACTORS. The relationship of Manufacturer and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day activities of the other or allow one party to create or assume any obligation on behalf of the other for any purpose whatsoever. All financial obligations associated with Distributor's business are the sole responsibility of Distributor. All sales and other agreements between Distributor and Distributor's customers are Distributor's exclusive responsibility and shall have no effect on Distributor's obligations under this Agreement.

     3.   TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

         (a) TERMS AND CONDITIONS. All purchases of Products by Distributor from Manufacturer during the term of this Agreement shall be subject to the terms and conditions of this agreement.

         (b) PRICES. All prices of Products are F.O.B. Manufacturer's Distribution Site at the address listed for Manufacturer at the beginning of this Agreement or as provided by written notice to Distributor. The purchase price to Distributor for each of the Products ("Purchase Price") shall be as set forth in EXHIBIT A attached hereto. The difference between Distributor's Purchase Price and Distributor's selling price to Distributor's customers shall be Distributor's sole remuneration for sale of the Products. Manufacturer has the right at any time to revise the prices in EXHIBIT A with sixty (60) days' advance written notice to Distributor; PROVIDED, that Manufacturer shall not revise such prices more than once each calendar year. Such revisions shall apply to all orders received after the effective date of revision. Price changes shall not affect unfulfilled purchase orders accepted by Manufacturer prior to the effective date of the price change.

         (c) TAXES. Distributor's Purchase Price does not include any federal, state or local taxes that may be applicable to the Products. In the event that such taxes are applicable and Manufacturer has the legal obligation to collect such taxes, Manufacturer shall be entitled to add to Distributor's invoice the amount of such taxes and Distributor shall pay such amount unless Distributor provides

                                        -2-

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Manufacturer with a valid tax exemption certificate authorized by the appropriate taxing authority.

         (d) ORDER AND ACCEPTANCE. All orders for Products submitted by Distributor shall be initiated by written purchase orders sent to Manufacturer and requesting a delivery date during the term of this Agreement; PROVIDED, HOWEVER, that an order may initially be placed orally or by telecopy if a confirmational written purchase order is received by Manufacturer within five (5) days after said oral or telecopy order. To facilitate Manufacturer's production scheduling, Distributor shall submit purchase orders to Manufacturer at least sixty (60) days prior to the first day of the requested month of delivery. No order shall be binding upon Manufacturer until accepted by Manufacturer in writing, and Manufacturer shall have no liability to Distributor with respect to purchase orders that are not accepted. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. Manufacturer shall use Manufacturer's reasonable best efforts to deliver Products at the times specified either in Manufacturer's quotation or in Manufacturer's written acceptance of Distributor's purchase orders. Notwithstanding the foregoing, Manufacturer shall have no obligation to supply Products to Distributor during any period for which Distributor's payments to Manufacturer hereunder are thirty (30) days or more past due.

         (e) TERMS OF PURCHASE ORDERS. Distributor's purchase orders submitted to Manufacturer from time to time with respect to Products to be purchased hereunder shall be governed by the terms of this Agreement and Manufacturer's published Standard Terms and Conditions of Sale as in effect at the time of such purchase, PROVIDED that, in the event of any conflict between the terms of this Agreement and the Standard Terms and Conditions of Sale of Manufacturer then in effect, this Agreement shall be controlling. Nothing contained in any purchase order of Distributor shall in any way modify such terms of purchase of Manufacturer or add any additional terms or conditions.

         (f) PAYMENT. Full payment of Distributor's Purchase Price for the Products (including any freight, taxes or other applicable costs initially paid by Manufacturer but to be borne by Distributor) shall be in United States of America dollars. All exchange, interest, banking, collection, and other charges shall be at Distributor's expense. Payment terms shall be [net forty-five] ([45]) days, and payment shall be made by wire transfer, check or other instrument approved by Manufacturer. Any invoiced amount not paid when due shall be subject to a service charge at the lower of the rate of [one and one-half] percent ([1.5]%) per month or the maximum rate permitted by law. If Distributor fails to make any payment to Manufacturer when due, Manufacturer may, without affecting its rights under this Agreement, cancel or delay any future shipments of the Products to Distributor.

         (g) SHIPPING. All Products delivered pursuant to the terms of this Agreement shall be suitably packed for air freight shipment in Manufacturer's standard shipping cartons, marked for shipment at Manufacturer's manufacturing plant to Distributor's address set forth above, and delivered to Distributor or Distributor's carrier agent F.O.B. Manufacturer's Distribution Site, at which time title to such Products and risk of loss shall pass to Distributor. All shipments of

                                        -3-

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Products shall include a Certificate of Analysis for each lot. Manufacturer shall deliver Products to the carrier selected by Distributor. In the event that Distributor does not provide written notice of such carrier, Manufacturer shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by Distributor. Distributor shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery to the carrier at Manufacturer's Distribution Site.

         (h) REJECTION OF PRODUCTS. Distributor shall inspect all Products promptly upon receipt thereof, such inspection to include, without limitation, a quality control analysis to determine whether Products and, where applicable, components thereof meet the specifications set forth in then-current package inserts for such Products and components and the Certificate of Analysis accompanying each shipment of Products. Distributor may reject any Product or component thereof that fails in any material way to meet such specifications. In the event that Distributor is not able to conduct a quality control analysis, Distributor, at Distributor's expense, may utilize contract facilities to conduct such analysis. Manufacturer will maintain samples of each production lot of Product, and Distributor will maintain samples of each shipment lot of Product, for archival purposes. Any Product or component thereof not properly rejected within four (4) weeks after receipt of that Product by Distributor ("Rejection Period") shall be deemed accepted. If any Product is shipped by Distributor to Distributor's customer prior to expiration of the Rejection Period, such unit shall be deemed accepted upon shipment by Distributor. To reject a Product or a component thereof, Distributor shall, within the Rejection Period, notify Manufacturer in writing or by telecopy of Distributor's rejection of such Product or component, stating the reason for such rejection. In the event that Manufacturer, in Manufacturer's sole discretion, desires that Distributor return a rejected Product or component thereof to Manufacturer, Distributor shall return to Manufacturer the rejected Product or component thereof, freight prepaid. Manufacturer will provide Distributor a credit to be applied against Distributor's future Product orders equal to the freight charges prepaid by Distributor for properly rejected Products or components thereof. As promptly as possible but no later than thirty (30) working days after receipt by Manufacturer of properly rejected Products or components thereof, Manufacturer shall replace such Products or components. Manufacturer shall pay shipping charges in connection with shipment of replaced Products or components thereof to Distributor for properly rejected Products; otherwise, Distributor shall be responsible for shipping charges. In the event that such replaced Products or components are shipped to Distributor together with Products corresponding to a purchase order pursuant to this Agreement, shipping charges in connection with such shipment shall be pro-rated between Manufacturer and Distributor. After the Rejection Period, Distributor may not return any Products or, if applicable, components thereof to Manufacturer for any reason without Manufacturer's prior written consent.

     4.  TRAINING AND SERVICE

        (a) SERVICES BY DISTRIBUTOR. Distributor shall have the responsibility to deliver the Products and train the customers with respect to the Products sold.

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The services shall (i) be performed only by specially and properly trained personnel of Distributor, (ii) be of the highest quality, and (iii) be performed promptly.

       (b) TRAINING BY MANUFACTURER. Manufacturer shall provide sales and technical training, and technical support, to Distributor's personnel at periodic intervals, with the frequency and content of the training to be determined by agreement between Distributor and Manufacturer. Manufacturer and Distributor shall each pay their own costs for travel, food, and lodging during the training period. In addition to sales and technical training, Manufacturer shall cooperate with Distributor in establishing efficient promotional procedures and policies. Manufacturer shall promptly respond to Distributor's reasonable technical questions relating to Product.

     5.  WARRANTY TO DISTRIBUTOR'S CUSTOMERS

        (a) STANDARD LIMITED WARRANTY. Manufacturer warrants that the Products sold to Distributor will comply at the time of shipment to Distributor with the requirements of the U.S. Federal Food, Drug and Cosmetic Act, if applicable. This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Manufacturer's approval, that have expired or that were subjected by the customer to unusual physical, chemical or electrical stress.

        (b) NO OTHER WARRANTY. EXCEPT FOR THE EXPRESS LIMITED WARRANTY SET FORTH IN SUBSECTION 5(a) ABOVE, MANUFACTURER GRANTS NO WARRANTIES FOR THE PRODUCTS, (EXCEPT FOR THE IMPLIED WARRANTY OF TITLE) EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND MANUFACTURER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF QUALITY, WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF NONINFRINGEMENT.

        (c) LIMITATION OF LIABILITY. MANUFACTURER'S LIABILITY UNDER THE WARRANTY SHALL BE LIMITED TO A REFUND OF THE CUSTOMER'S PURCHASE PRICE. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS BY THE CUSTOMER OR FOR ANY DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY, EXCEPT INSOFAR AS SUCH DAMAGES RELATE TO DEATH OR PERSONAL INJURY RESULTING FROM MANUFACTURER'S GROSS NEGLIGENCE.

       (d) NO VERBAL REPRESENTATIONS OR WARRANTIES. Manufacturer shall not be bound by any representations or statements on the part of its employees or agents whether oral or in writing and including those made in catalogues and other promotional material (excluding technical details and specifications) except where such representations or statements are expressly made part of this Agreement.

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     6.  ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

         (a) HEALTH AND SAFETY LAWS AND REGULATIONS. Distributor shall comply fully, at its expense, with any and all applicable health and safety laws and regulations of the Territory.

         (b) REGISTRATIONS, LICENSES AND PERMITS. Distributor agrees to use its best efforts to investigate, obtain government approval for, promote and distribute the Products, (solely for research purposes) at its own expense, in the Territory as soon as feasible after the date of this Agreement, using generally the same channels and methods, exercising the same diligence and adhering to the same standards which it employs with respect to other research products sold by Distributor, as well as Distributor's own products, if any. Unless prohibited by local law, all such registrations and approvals obtained by Distributor shall be in the name of Manufacturer. In particular, Distributor shall, at its own expense:

              (i) Exercise due diligence to promptly obtain and maintain government approvals to import, register and market the Products in each jurisdiction in the Territory and to diligently proceed to secure and maintain, as may be required from time to time, government importing, registration and marketing approvals, customs clearances and currency authorizations and any permits necessary in each jurisdiction in the Territory. Distributor shall keep Manufacturer generally informed of the regulatory requirements in each jurisdiction in the Territory and shall submit to the government health authorities in each jurisdiction in the Territory where sale of the Products is planned a complete application for registration and marketing approval of the Products by the date set forth in any marketing plan required by Manufacturer below. Distributor shall file for regulatory approval for the sale of Products in the Territory by Amersham K.K. If Manufacturer so requests, Distributor shall notify Manufacturer each time it submits an application for government registration and marketing approval for the Products and shall, at Manufacturer's request, supply Manufacturer with copies of or access to Distributor's filings and clinical data and shall keep Manufacturer fully informed of the progress of each such application. Manufacturer and Distributor agree to disclose promptly to the other all reports and any information which they have available or which become available to them relating to performance of, or any deleterious physiological effects caused by or related to, the Products.

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              (ii)  Within thirty (30) days after the date of this Agreement, submit to Manufacturer a complete marketing plan, prepared by Distributor in good faith, which shall be subject to approval by Manufacturer, for the Products in each jurisdiction in the Territory. Such plan shall be updated and delivered to Manufacturer annually and shall include, at a minimum, information on competitive products; proposed labeling (including label, package insert, introductory folder and advertising); estimated sales volume; anticipated quantities of the Products to be purchased from Manufacturer; distribution and promotional plans; schedule for submission of applications for government registration and marketing approval; and marketing program. All Product labels, package inserts and claims, which are prepared for or by Distributor, shall meet all legal requirements of the jurisdiction in which the Products are marketed and shall be subject to Manufacturer's prior review and approval.

              (iii) Commence marketing of the Products throughout the Territory immediately after receipt of government health registration approvals, if applicable. Distributor shall be deemed to have commenced the marketing of the Products only when it shall have offered the Products regularly for sale.

              (iv) Use its best efforts to distribute and sell the Products for research purposes only and for use only by qualified individuals, as appropriate in the Territory, in compliance with local laws and regulations and good commercial practice and for uses and applications reasonably approved by Manufacturer for the Products.

In the event that all necessary registrations, licenses and permits required to sell and distribute the Products in the Territory for clinical use (if applicable) are not obtained within nine (9) months after the effective date of this Agreement, Manufacturer may, in its sole discretion, terminate this Agreement upon written notice to Distributor.

         (c) QUARTERLY PURCHASE COMMITMENT. Distributor hereby agrees to purchase from Manufacturer during the first eight (8) calendar quarter periods commencing June 1, 1993 ("Quarterly Purchase Commitment") the number of Products set forth on EXHIBIT C. Annually thereafter, Distributor and Manufacturer shall mutually agree in writing on the Quarterly Purchase Commitment for the next four calendar quarter periods. Throughout the term of this Agreement, if (i) the parties cannot agree on Quarterly Purchase Commitments, or (ii) Distributor fails to purchase Distributor's Quarterly Purchase Commitment in any given calendar quarter and Distributor's Quarterly Purchase Commitment in the next calendar quarter plus the deficit in Distributor's Quarterly Purchase Commitment from the preceding calendar quarter, then, without prejudice to Manufacturer's other rights under this Agreement (including the right to terminate this Agreement upon written notice to Distributor), Manufacturer may appoint one or more additional distributors for sale of the Products in the Territory. Products returned to Manufacturer under the provisions of Subsection 3(h) above shall not count towards the fulfillment of Distributor's relevant Quarterly Purchase Commitment.

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         (d)  FORECASTS.  Within the first five (5) days of every month,
Distributor shall provide Manufacturer with a ninety (90) day rolling forecast showing prospective orders by Product and Distributor's anticipated Products purchase order submission date. Such rolling forecasts shall be non-binding and shall be used by Manufacturer for information purposes only.

         (e) PROMOTION OF THE PRODUCTS. Distributor shall, solely at Distributor's own expense, vigorously promote the sale of the Products within the Territory. Such promotion shall include, but not be limited to, preparing all promotional materials intended specifically for use in the Territory in appropriate languages for the Territory, advertising the Products in trade publications within the Territory, participating in appropriate trade shows, and directly soliciting orders from customers within the Territory for the Products. Distributor and its employees and agents shall not promote the Products for any indications not approved for such Products by applicable regulatory authorities. All promotional materials prepared by Distributor relating to the Products must be consistent with applicable law and promotional materials used by Manufacturer or other distributors of Manufacturer in connection with the Products. Distributor shall provide to Manufacturer for purposes of review and comment by Manufacturer any and all promotional, advertising, and educational materials and programs (in the English language and the actual language of labeling) relating to the Products at least thirty (30) days prior to the release of such materials or commencement of such programs. Manufacturer shall make its best efforts to provide to Distributor, within ten (10) business days after receipt of such materials and/or programs, any and all comments and suggestions relating to such materials and/or programs. In addition, Manufacturer shall be entitled, on Manufacturer's written request, to receive copies of any promotional materials used by Distributor and inspect such materials for purposes of determining that such materials are consistent with promotional materials used by Manufacturer or other distributors of Manufacturer. Distributor shall provide Manufacturer, within ten (10) days after the end of each calendar quarter, a description of Distributor's activities in promoting the Products within the Territory. Distributor agrees to not promote, or solicit orders for, the Products outside the Territory. Distributor shall use its best efforts to locate and introduce to Manufacturer appropriate pharmaceutical and bone densitometry companies in the Territory with which Manufacturer may want to establish education programs with respect to Products.

         (f) REPRESENTATIONS. Distributor shall make any false or misleading representations to customers or others regarding Manufacturer or the Products. Distributor and its employees and agents shall not make any representations, warranties or guarantees with respect to the specifications, features or capabilities of the Products that are not consistent with Manufacturer's documentation accompanying the Products or Manufacturer's literature describing the Products, including Manufacturer's standard limited warranty and disclaimers.

         (g) INVENTORY. Distributor shall, at Distributor's own expense, maintain a sufficient inventory of the Products at all times during the term of this Agreement as necessary in order to meet the requirements of any customer or potential customer within the Territory.

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         (h)  FINANCES AND PERSONNEL.  Distributor shall maintain a net worth and working capital sufficient, in Manufacturer's reasonable judgment, to allow Distributor to perform fully and faithfully Distributor's obligations under this Agreement. Distributor shall devote sufficient financial resources and technically qualified sales and training personnel to the Products to fulfill Distributor's responsibilities under this Agreement.

         (i) CUSTOMER AND SALES REPORTING. Distributor shall, at Distributor's own expense and consistent with the sale policies of
Manufacturer: (i) place the Products in Distributor's literature as soon as possible; (ii) provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice; (iii) assist Manufacturer in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and (iv) provide Manufacturer on a quarterly basis: (1) a summary of all purchase orders received by Distributor for Products, (2) market research information, as reasonably requested by Manufacturer for purposes of Manufacturer's market research, regarding competition and changes in the market within the Territory and (3) a summary of the number of Products held by Distributor at the end of such quarter.

         (j) AUDITS. Manufacturer reserves the right to authorize a representative of Manufacturer, at Manufacturer's expense, to audit Distributor's records relating to the Products, including, without limitation, records relating to preclinical and clinical trials, interactions between Distributor and principal investigators in such preclinical and clinical trials, inventories and sales. Upon prior written notice, Distributor shall provide reasonable access to such records during normal business hours at Distributor's business locations. Distributor shall maintain all records at Distributor's location for a minimum of two (2) years after termination of this Agreement.

         (k) IMPORT AND EXPORT REQUIREMENTS. Distributor shall, at Distributor's own expense, obtain and pay for import and export licenses and permits, pay customs charges and duty fees, and take all other actions required to accomplish the export and import of the Products purchased by Distributor. Distributor understands that Manufacturer is subject to regulation by agencies of the United States of America government, including the United States of America Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor warrants that Distributor will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to Distributor.

         (l) LIMITATION ON DISTRIBUTOR'S RIGHTS TO THE PRODUCTS. Distributor shall have no right to copy, modify or remanufacture any Product or part thereof. Distributor shall not make any changes, alterations, modifications or additions to the Products without prior written approval of Manufacturer.

         (m) PRODUCT SPECIFICATIONS. Distributor shall ensure that the specification of the Products ordered is suitable and safe for the intended use or environment of use, except where it makes known details of such use to Manufacturer in writing prior to conclusion of the Agreement in such a way as clearly to place reliance on Manufacturer's special skills.

         (n) PRODUCT HANDLING. Distributor shall handle the Products in a suitable and safe manner and shall comply with any instructions supplied to it by Manufacturer. Distributor shall also pass on to users (including purchasers and users of other goods and equipment into which the Products are incorporated) all relevant safety information.

         (o) INTELLECTUAL PROPERTY. Where Distributor supplies designs, drawings and specifications to Manufacturer to enable Manufacturer to manufacture non-standard or custom made Products, Distributor warrants that such manufacture will not infringe the intellectual property rights of any third party.

     7. ADDITIONAL OBLIGATIONS OF MANUFACTURER. Manufacturer shall promptly provide Distributor with Manufacturer's core materials relating to promotion of the Products. Such core materials shall be provided primarily in the English language. Manufacturer shall promptly respond to all reasonable inquiries from Distributor concerning matters pertaining to this Agreement. Manufacturer shall refrain from giving quotations to exporters for Products to be shipped to the Territory. Manufacturer shall inform Distributor of new product developments relating to the Products. Manufacturer shall forward to Distributor copies of all approval letters received from the U.S. Food and Drug Administration with respect to Products.

     8.  TERM AND TERMINATION

         (a) TERM. This Agreement shall commence on the date hereof and continue in full force and effect for a fixed term of two (2) years from such date, unless terminated earlier under the provisions of this Section 8. At the end of such fixed term, this Agreement may be renewed for a fixed term of two (2) years; PROVIDED, that Manufacturer and Distributor agree in writing prior to the end of such fixed term upon the terms and conditions of such renewal, including, without limitation, minimum quantities of Products to be purchased by Distributor during such two (2) year fixed term. Manufacturer shall also have the right to terminate this Agreement upon written notice to Distributor as provided in Section 6 hereof.

         (b) TERMINATION FOR CAUSE. If either party defaults in the performance of any provision of this Agreement, then the non-defaulting party may given written notice to the defaulting party that if the default is not cured within thirty (30) days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during such thirty (30) day period, then the Agreement shall automatically terminate at the end of that period.

         (c) TERMINATION FOR INSOLVENCY. This Agreement shall terminate, without notice, (i) upon the institution by or against Distributor of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement

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of Distributor's debts, (ii) upon Distributor's making an assignment for the benefit of creditors, or (iii) upon Distributor's dissolution or ceasing to do business.

         (d) CLINICAL USE REGULATORY APPROVAL; TECHNICAL DIFFICULTIES. The rights of Distributor hereunder with respect any one Product may be terminated by Manufacturer, upon thirty (30) days' prior written notice, at any time following approval from appropriate Japanese governmental authorities to distribute such Product for clinical use. Where Manufacturer experiences technical difficulties in the production of non-standard or custom made Products, it may cancel this Agreement without being liable to Distributor in any way.

         (e) RETURN OF MATERIALS. All trademarks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales aids of every kind shall remain the property of Manufacturer. Within thirty (30) days after the termination of this Agreement, Distributor shall prepare all such items in Distributor's possession for shipment, as Manufacturer may direct, at Manufacturer's expense. Distributor shall not make, use, dispose of or retain any copies of any confidential items or information which may have been entrusted to Distributor. Effective upon the termination of this Agreement, Distributor shall cease to use all trademarks, marks, and trade names of Manufacturer.

         (f) LIMITATION ON LIABILITY. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Distributor. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

         (g) SURVIVAL OF CERTAIN TERMS. The provisions of Sections 3(h), 5, 6(g), 6(k), 6(l), 6(m), 8, 9, 10, 11, 12, 13 and 14 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

     9. LIMITATION ON LIABILITY. MANUFACTURER'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY ANYONE, EXCEPT IN THE CASE OF DEATH OR PERSONAL INJURY RESULTING FROM MANUFACTURER'S GROSS NEGLIGENCE. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY, WHETHER OR NOT MANUFACTURER HAS BEEN ADVISED ON THE POSSIBILITY OF SUCH DAMAGE.

     10.  PROPERTY RIGHTS AND CONFIDENTIALITY

          (a) PROPERTY RIGHTS. Distributor agrees that Manufacturer owns all right, title, and interest in the product lines that include the Products and in all of Manufacturer's patents, trademarks, trade names, inventions, copyrights, know-how, and trade secrets relating to the design, manufacture, operation or service of the Products. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

          (b) SALE CONVEYS NO RIGHT TO MANUFACTURE OR COPY. The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the Products. Distributor shall take appropriate steps with Distributor's customers, as Manufacturer may request, to inform them of and assure compliance with the restrictions contained in this Subsection 10(b).

          (c)  CONFIDENTIALITY.

               (i) Distributor acknowledges that by reason of Distributor's relationship to Manufacturer hereunder, Distributor will have access to certain information and materials concerning Manufacturer's business, plans, customers, technology, and products that are confidential and of substantial value to Manufacturer, which value would be impaired if such information were disclosed to third parties. Distributor agrees that Distributor will not use in any way for Distributor's own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to Distributor by Manufacturer. Distributor shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Distributor, Manufacturer shall advise whether or not Manufacturer considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Manufacturer (except to translate that description into appropriate languages for the Territory). In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Manufacturer, and Distributor shall not manufacture or have manufactured any compositions, devices, components or assemblies utilizing any of Manufacturer's confidential information.

               (ii) Manufacturer acknowledges that by reason of Manufacturer's relationship to Distributor hereunder, Manufacturer will have access to certain information and materials concerning Distributor's business, plans, customers, technology, and products that are confidential and of substantial value to Distributor, which value would be impaired if such information were disclosed to third parties. Manufacturer agrees that Manufacturer will not use in any way for Manufacturer's own account or the account of any third party, nor disclose to any third party, any such confidential information revealed to Manufacturer by Distributor. Manufacturer shall take every reasonable precaution to protect the confidentiality of such information. Upon request by Manufacturer, Distributor shall advise whether or not Distributor considers any particular information or materials to be confidential. In the event of termination of this Agreement, there shall be no use or disclosure by Manufacturer of any confidential information of Distributor.

     11.  TRADEMARKS AND TRADE NAMES

          (a) USE. During the term of this Agreement, Distributor shall have the right to indicate to the public that Distributor is an authorized distributor of Manufacturer's Products and to advertise within the Territory such Products under the trademarks, marks, and trade names that Manufacturer may adopt from time to time ("Manufacturer's Trademarks"). Distributor shall not alter or remove any Manufacturer's Trademark applied to the Products at the factory. Except as set forth in this Section 11, nothing contained in this Agreement shall grant to Distributor any right, title or interest in Manufacturer's Trademarks. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge Manufacturer's Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Manufacturer.

          (b) APPROVAL OF REPRESENTATIONS. All representations of Manufacturer's Trademarks that Distributor intends to use shall first be submitted to Manufacturer for approval, which shall not be unreasonably withheld, of design, color, and other details or shall be exact copies of those used by Manufacturer. If any of Manufacturer's Trademarks are to be used in conjunction with another trademark on or in relation to the Products, then Manufacturer's mark shall be presented equally legibly, equally prominently, and of greater size than the other but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark.

     12.  PATENT, COPYRIGHT, AND TRADEMARK INDEMNITY

          (a) INDEMNIFICATION. Distributor agrees that Manufacturer has the right to defend, or at Manufacturer's option to settle, and Manufacturer agrees, at Manufacturer's own expense, to defend or at Manufacturer's option to settle, any claim, suit or proceeding brought against Distributor or Distributor's customers on the issue of infringement of any United States of America or foreign patent, copyright or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action or settlement negotiations, and Manufacturer agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or Distributor's customer on such issue in any such suit or proceeding defended by Manufacturer. Distributor agrees that Manufacturer at Manufacturer's sole option shall be relieved of the foregoing obligations unless Distributor or Distributor's customer notifies Manufacturer promptly in writing of such claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer's expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. Manufacturer shall not be liable for any costs or expenses incurred without Manufacturer's prior written authorization.

          (b) LIMITATION. Notwithstanding the provisions of Subsection 12(a) above, Manufacturer assumes no liability for (i) infringements covering completed equipment or any composition, assembly, circuit, combination, method or process in which any of the Products may be used but not covering the Products when used alone; (ii) trademark infringements involving any marking or branding not applied by Manufacturer or involving any marking or branding applied at the request of Distributor; or (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Manufacturer.

          (c) ENTIRE LIABILITY. THE FOREGOING PROVISIONS OF THIS SECTION 12 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF MANUFACTURER AND THE EXCLUSIVE REMEDY OF DISTRIBUTOR AND DISTRIBUTOR'S CUSTOMERS, WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER
INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS OR ANY PART THEREOF.

     13.  INDEMNIFICATION.

          (a) Manufacturer and Distributor each agree to indemnify and hold the other party harmless from and against any and all claims made by any person or entity arising out of the processing, marketing, distribution and sale of the Products, where and to the extent such damages have been caused by the fault of such party or its employees or agents. The indemnifying party shall have the right to defend or, at its option, to settle such claims, and if it chooses to exercise such right, it shall have control over any such claim or settlement negotiations. The indemnifying party shall be relieved of the foregoing obligations unless the indemnified party gives prompt notice in writing of any such claim, suit or proceeding and, at the indemnifying party's expense, gives the indemnifying party proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.

          (b) Distributor shall indemnify Manufacturer in respect of any claim which may be made against the Manufacturer.

               (i) that the use to which the Products are put constitutes a breach of Section 6 of The Health and Safety at Work Act 1974 or any other relevant United Kingdom or overseas safety legislation; and/or

               (ii) arising out of the failure by the Distributor to observe the terms of the Agreement.

The provisions of this Section 13(b) shall not apply where the claim arises as a result of the negligence of Manufacturer or use of the Products in accordance with Manufacturer's written instructions.

     14.  GENERAL PROVISIONS


          (a) GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, United States of America, without reference to conflict of laws principles or statutory rules of arbitration. The federal and state courts within the State of California, United States of America shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. Distributor hereby expressly consents to (i) the personal jurisdiction of the federal and state courts within California, (ii) service of process being effected upon Distributor by registered mail sent to the address set forth at the beginning of this Agreement, and (iii) the uncontested enforcement of a final judgement from such court in any other jurisdiction wherein Distributor or any of Distributor's assets are present.

          (b) ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

          (c) NOTICES. Any notice required or permitted by this Agreement shall be in writing (in the English language) and shall be sent by telex, telecopier or telegram or by prepaid registered or certified mail, return receipt requested, addressed to the other party at the address shown at the beginning of this Agreement or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given upon the earlier of receipt by the party to whom notice was sent or three (3) days after deposit in the mail.

          (d) FORCE MAJEURE. Nonperformance of either party shall be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of and is not caused by the negligence of the non-performing party.

          (e) NON-ASSIGNABILITY AND BINDING EFFECT. A mutually agreed consideration for Manufacturer's entering into this Agreement is the reputation, business standing, and goodwill already honored and enjoyed by Distributor under Distributor's present ownership, and, accordingly, Distributor agrees that Distributor's rights and obligations under this Agreement may not be transferred or assigned directly or indirectly without the prior written consent of Manufacturer. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          (f) LEGAL EXPENSES. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies that such prevailing party may have, to reimbursement for expenses incurred by such prevailing party, including court costs and reasonable attorneys' fees.

          (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (h) PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid, then the remaining provisions shall nevertheless remain in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision.

     IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of Manufacturer and Distributor, as applicable.


   METRA BIOSYSTEMS, INC.                      AMERSHAM K.K.
     ("Manufacturer")                         ("Distributor")

By:  /s/ George W. Dunbar, Jr.           By:  /s/ V. Chambers
   ---------------------------------        -------------------------------
Print Name:  George W. Dunbar, Jr.       Print Name:  V.M.A. Chambers
           -------------------------                -----------------------
Title:  President & CEO                  Title:  President
      ------------------------------           ----------------------------

                                 EXHIBIT A

                  PRODUCT DESCRIPTION AND PURCHASE PRICE
                        For Research Products Only


                                                    Distributor's
                                                   Purchase Price
           Product(1)                              (U.S. dollars)
-----------------------------------------          --------------

Collagen Crosslinks Immunoassay in
microtiter plate enzyme-linked
immunosorbent assay (ELISA)
format, including packaging,
labeling and product inserts                         $[500.00]

Prolagen-C-TM- Immunoassay in
microtiter plate sandwich-assay
format, including packaging, labeling             [to be determined]
and product inserts

NovoCalcin-TM- Immunoassay in
microtiter plate enzyme-linked
immunosorbent assay (ELISA)                       [to be determined]
format, including packaging, labeling
and product inserts

(1) Products to be sold by Distributor solely for research purposes.


   METRA BIOSYSTEMS, INC.                      AMERSHAM K.K.
     ("Manufacturer")                         ("Distributor")

By:  /s/ George W. Dunbar, Jr.           By:  /s/ V. Chambers
   ---------------------------------        -------------------------------
Print Name:  George W. Dunbar, Jr.       Print Name:  V.M.A. Chambers
           -------------------------                -----------------------
Title:  President & CEO                  Title:  President
      ------------------------------           ----------------------------

                                 EXHIBIT B

                                 TERRITORY

Distributor's Territory shall be all portions of the following:


                                  [Japan]




   METRA BIOSYSTEMS, INC.                      AMERSHAM K.K.
     ("Manufacturer")                         ("Distributor")

By:  /s/ George W. Dunbar, Jr.           By:  /s/ V. Chambers
   ---------------------------------         ----------------------------
Print Name:  George W. Dunbar, Jr.       Print Name:  V.M.A. Chambers
           -------------------------                ---------------------
Title:  President & CEO                  Title:  President
      ------------------------------           --------------------------

                                  EXHIBIT C

                       QUARTERLY PURCHASE COMMITMENTS
                         For Research Products Only

                                      First Year             Second Year
                                    Number of Kits          Number of Kits
                                    --------------          --------------
[Crosslinks]                        [to be agreed]          [to be agreed]
[Prolagen-C-TM]                     [to be agreed]          [to be agreed]
[NovoCalcin-TM]                     [to be agreed]          [to be agreed]







   METRA BIOSYSTEMS, INC.                      AMERSHAM K.K.
     ("Manufacturer")                         ("Distributor")

By:  /s/ George W. Dunbar, Jr.           By:  /s/ V. Chambers
   ---------------------------------        -------------------------------
Print Name:  George W. Dunbar, Jr.       Print Name:  V.M.A. Chambers
           -------------------------                -----------------------
Title:  President & CEO                  Title:  President
      ------------------------------           ----------------------------
                                                 1 May 1993